                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1    )*
                                         ------

                            White Pine Software, Inc.
                     ----------------------------------
                              (Name of Issuer)

                                  Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                    964347108
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

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CUSIP No. 964347108                   13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

--------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
     Charles Lingel
     ###-##-####
--------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
--------------------------------------------------------------------------------
 (3) SEC Use Only

--------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     U.S.A.
--------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power              562,340
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power              Not applicable
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power              562,340
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power              Not applicable
--------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     562,340
--------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

--------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     6.1%
--------------------------------------------------------------------------------
(12) Type of Reporting Person*
     IN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                                Page 2 of 5 pages

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                                  SCHEDULE 13G

Item 1(a).     Name of Issuer:

               White Pine Software, Inc.
               -------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

               542 Amherst Street, Nashua, New Hampshire 03063
               -----------------------------------------------

Item 2(a).     Name of Person Filing:

               CHARLES LINGEL
               --------------

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               c/o Infoconix Inc., 704 - 228th Avenue NE, #414, Redmond, Washington 98053
               ---------------------------------------------------------

Item 2(c).     Citizenship:

               U.S.A.
               ------

Item 2(d).     Title of Class of Securities:

               Common Stock
               ------------

Item 2(e).     CUSIP Number:

               964347108
               ---------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          NOT APPLICABLE.
          ---------------

Item 4.   Ownership.

     (a)  Amount beneficially owned:

          562,340
          -------


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     (b)  Percent of class:

          6.1%
          ----

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               562,340
               -------

          (ii) Shared power to vote or to direct the vote

               NOT APPLICABLE
               --------------

         (iii) Sole power to dispose or to direct the disposition of

               562,340
               -------

          (iv) Shared power to dispose or to direct the disposition of

               NOT APPLICABLE
               --------------

Item 5.   Ownership of Five Percent or Less of a Class.

          NOT APPLICABLE.
          ---------------

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          NOT APPLICABLE.
          ---------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

          NOT APPLICABLE.
          ---------------

Item 8.   Identification and Classification of Members of the Group.

          NOT APPLICABLE.
          ---------------
Item 9.   Notice of Dissolution of Group.

          NOT APPLICABLE.
          ---------------


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Item 10.  Certification.

          NOT APPLICABLE
          --------------


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   February 9, 1998
                         -----------------------------------------
                                        (DATE)


                                   /S/ CHARLES LINGEL
                         -----------------------------------------
                                        (SIGNATURE)


                                   Charles Lingel
                         -----------------------------------------
                                        (NAME/TITLE)


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